Filed pursuant to Rule 433
Free Writing Prospectus Dated February 7, 2007	Registration No. 333-87586
Dated February 7, 2007

Chittenden Corporation

5.80% Fixed/Floating Rate Subordinated Note Pricing Term Sheet

Issuer:	Chittenden Corporation (“CHZ”)

Size:	$125,000,000

Security Type:	Fixed Rate/Floating Rate Subordinated Notes (the “Notes”)

Trade Date:	February 7, 2007

Settlement Date:	February 14, 2007 (T+5)

Maturity:	February 14, 2017

Fixed Coupon:
Dates:	From and including February 14, 2007 to but excluding February 14, 2012
Coupon:	5.80%
Interest Payment Dates:	14th day of each February and August, commencing August 14, 2007

Floating Coupon:
Dates:	From and including February 14, 2012 through maturity or earlier redemption
Coupon:	Three-month LIBOR plus 0.685%
Interest Payment Dates:	14th day of each February, May, August and November, commencing May 14, 2012

Mid Swap Rate:	5.142%

Benchmark Treasury:	UST 4.75% due January 31, 2012

Reference Treasury Yield:	4.727%

Re-offer Spread vs. Treasury:	+1.10%

Re-offer Yield:	5.827%

Price to Public:	99.884%

Proceeds (Before Expenses) to Issuer:	$124,042,500 (99.234%)

Redemption Provisions:
Optional call date and price:	Beginning on February 14, 2012, CHZ may, at its option and subject to any required regulatory approval, redeem some or all of the Notes on any Interest Payment Date at a redemption price of 100% of the principal amount of the redeemed Notes, plus any accrued but unpaid interest

Denominations:	$1,000 and integral multiples thereof

Sole Bookrunner:	Lehman Brothers (85%)

Co-Manager:	Keefe, Bruyette & Woods (15%)

CUSIP:	170228AB6

ISIN:	US170228AB61

Ratings:	Baa1/BBB/BBB+/BBBH (Moody’s/S&P/Fitch/DBRS)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Chittenden Corporation has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Chittenden Corporation has filed with the SEC for more complete information about Chittenden Corporation and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus if you request it by calling Lehman Brothers Inc. at 1-888-603-5847.

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